EXHIBIT NO. 99.1

LAS VEGAS, April 8, 2008 -- Shearson Financial Network, Inc. (SHSN.OB) and its wholly owned subsidiaries (the Company) today announced that its board of directors has authorized the near term filing of a voluntary petition for business reorganization and relief under Chapter 11 of the U.S. Bankruptcy Code.

Harry R.  Kraatz, the Company’s newly appointed Chief Restructuring Officer, stated that: “The planned filing is intended to protect and preserve the Company’s remaining assets while providing an orderly and fair distribution process for all stakeholders. Mr. Kraatz further noted that, “based on preliminary data and given the amount of secured debt and judgments against the Company, it is unlikely that the current holders of common stock will receive a distribution.”

As previously announced The Company has temporarily discontinued all operations and is in the process of restructuring its balance sheet and developing a revised business plan.

About Shearson Financial Network, Inc.
Shearson Financial Network, Inc., (The "Company") is a direct-to-consumer mortgage broker with revenues derived primarily from origination commissions earned on the closing of first and second mortgages on single-family residences ("mortgage loans" and "home equity loans").

About Harry R. Kraatz
Mr. Kraatz, is President of T.E.G. Inc., a crisis management and turn- around consulting firm.